Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contacts:	Emily Petterson
Columbia Sportswear
503-985.4329

Paige Boucher
Mountain Hardwear
970-871-1308

	Investor contact:	Sean Beers
Columbia Sportswear
503-985-4128

COLUMBIA SPORTSWEAR COMPLETES ACQUISITION OF

MOUNTAIN HARDWEAR, INC.

PORTLAND, Ore. (April 1, 2003) – Outdoor apparel and footwear leader Columbia Sportswear Company® (Nasdaq: COLM) announced today that it has completed its previously announced acquisition of Mountain Hardwear, Inc. The aggregate consideration was approximately $36 million, including approximately $30 million in cash and $6 million in debt assumption. A wholly owned subsidiary of Columbia Sportswear merged with and into Mountain Hardwear effective March 31, 2003. As a result of the merger, Mountain Hardwear is now a wholly-owned subsidiary of Columbia Sportswear.

ABOUT MOUNTAIN HARDWEAR, INC.

A small group of outdoor industry veterans founded Mountain Hardwear, Inc. in 1993 to design, source and market high-end outdoor equipment, apparel and accessories. Having won numerous product and customer service awards since inception, the Company now distributes its products through specialty outdoor and sporting goods retailers in the United States and in 25 countries worldwide. Based in Richmond, Calif., Mountain Hardwear recorded an unaudited $31.4 million in revenue during 2002. For more information about Mountain Hardwear, please visit www.mountainhardwear.com.

ABOUT COLUMBIA SPORTSWEAR COMPANY

Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear brands in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, Convert and the Sorel brands, please visit the Company’s Web sites at www.columbia.com, www.convertboardwear.com or visit www.sorel.com.